Exhibit 2.1

                         AGREEMENT AND PLAN OF EXCHANGE


         THIS AGREEMENT AND PLAN OF EXCHANGE (the "Agreement"), is dated as of December 15, 2000 and entered into by and between High-Tech Industries, Inc., a Colorado corporation ("High-Tech"), and Nojata, Inc., a Nevada corporation ("Nojata").


                                    RECITALS

         Whereas, High-Tech and Nojata and their respective Boards of Directors deem it advisable to exchange all of the issued and outstanding common stock of Nojata for 5,550,000 shares of common stock of High-Tech as herein contemplated, pursuant to which exchange the shareholders of Nojata shall become shareholders of High-Tech and Nojata shall become a wholly owned subsidiary of High-Tech.

         Whereas, the exchange provided for hereby (the "Exchange") shall be consummated in accordance with the terms and conditions hereof and shall be consummated as of the close of business on the day on which the duly executed Agreement pursuant to the Colorado Business Corporation Act has been duly filed with the Secretary of State of the State of Colorado (the "Effective Date"); it being understood that the parties shall endeavor to cause the Effective date to occur on the same day as the date of the closing of this Agreement (the "Closing Date");

         Whereas, High-Tech and Nojata intend that the Exchange shall be recognized as a tax-free reorganization under the provisions of the Internal Revenue Code of 1986, as amended (the "Code");

         Now Therefore, in consideration of the mutual benefits to be derived from this Agreement and the provisions hereinafter contained, High-Tech and Nojata agree as follows:


                                    ARTICLE I
            EFFECT OF EXCHANGE ON HIGH-TECH SHARES AND NOJATA SHARES

         Section 1.1.  Exchange.

         The manner and basis of exchanging the Nojata shares and the High-Tech shares in the Exchange shall be hereafter set forth in this Article I.

         Section 1.2.  Exchange of Nojata shares.

         Each of the Nojata shares issued and outstanding on the Effective Date, and all rights in respect thereof, shall on the Effective Date, without any action on the part of any holder thereof, shall be exchanged for five (5) shares of common stock of High-Tech, each of which shall be validly issued, fully paid and nonassessable.

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES

         Nojata represents and warrants as follows:

         Section 2.1.  No Breaches of Statute or Contract; Required Consents.

         Neither the execution and delivery of this Agreement or the related articles of exchange by Nojata, nor compliance by Nojata with the terms and provisions thereof and of the Plan will: (i) conflict with or result in a breach of any of the provisions of the Articles of Incorporation, bylaws or other governing instruments of Nojata, or any judgment, order, decree, or ruling to which Nojata is a party, or any injunction to which it is subject of any court of governmental authority or of any agreement, contract or commitment to which it is a party and which is material to the financial condition of Nojata considered as a whole, or (ii) require the affirmative consent or approval of any non-governmental third party (apart from stockholder approval referred to elsewhere herein).

         Section 2.2.  Authorization of Agreement.

         Nojata has the corporate power to enter into this Agreement and to perform its obligations hereunder; the execution, delivery and, subject to requisite stockholder approval, the performance of this Agreement by Nojata has been duly and validly authorized by the Board of Directors of Nojata, and Nojata has taken, or will use its best efforts to take prior to the Effective Date, all action required by law, its Articles of Incorporation and bylaws to authorize the execution, delivery and performance of the Agreement, the Plan, and related articles of exchange.

         Section 2.3.  Further Representations.

                  (a) Nojata is duly organized, validly existing and in good standing as a corporation under the laws of the State of Nevada; has full corporate power to carry on its business as it is now being conducted, and to own and operate the properties and assets it now owns or operates; and is duly qualified to do business and is in good standing in each jurisdiction where the conduct of its business or the ownership of its properties require such qualification.

                  (b) Nojata has issued and outstanding a total of 1,110,000 shares of common stock, each validly issued, fully paid and nonassessable. Nojata has no other class of stock or convertible securities outstanding. There are no existing options, warrants, calls, commitments or rights of any character to purchase or otherwise acquire from Nojata shares of capital stock of any class, no outstanding securities of Nojata that are convertible into shares of capital stock of Nojata of any class, and no options, warrants or rights to purchase from Nojata any such convertible securities.

                  (c) Nojata has heretofore delivered to High-Tech accurate and complete copies of the balance sheet of Nojata at November 30, 2000 (the "Nojata 2000 Balance Sheet") and the related statements of income, stockholders' equity

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and changes in financial position of Nojata from inception through November 30,
2000. Such balance sheet fairly presents the financial position of Nojata at the date thereof and all such statements of income, stockholders; equity and changes in financial position present fairly the results of its operations, changes in stockholders; equity and changes in financial position for the periods indicated, in conformity with accounting principles generally accepted in the United States and consistently applied.

                  (d) Nojata has delivered to High-Tech the following documents, all of which have been signed for identification by the President of Nojata and are dated as of the date hereof: (i) a list of all the liabilities and obligations of Nojata as of November 30, 2000 (Schedule "A"); and (ii) a list of all property and all other assets of Nojata as of November 30, 2000 (Schedule "B"). Nojata has good and marketable title to all properties and assets, real and personal, described in Schedule "B". All of the properties and assets listed on Schedule "B" are free and clear of all mortgages, pledges, liens, charges, security interests or other encumbrances of any nature whatsoever, except for mortgages, pledges, liens, charges, security interests or other encumbrances as set forth in Schedule "B", liens for current taxes not yet due and payable, and imperfections of title, easements and encumbrances, if any, that are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present or proposed use, of the property or assets subject thereto or affected thereby, or otherwise materially impair business operations. All leases pursuant to which Nojata leases any substantial amount of real or personal property are in good standing, valid and effective in accordance with their respective terms, and under none of these leases is there any existing default, event of default or event that with notice or the lapse of time, or both, would constitute a default and in respect to which Nojata has not taken adequate steps to prevent a default from occurring.

                  (e) Between November 30, 2000 and the date of this Agreement there has not been any material adverse change in the financial condition or in the operations, business or property of Nojata.

                  (f) The structures, equipment, computers, and other physical assets of Nojata that are necessary to the operation of the business being conducted by it are in good operating condition and repair, subject only to the ordinary wear and tear of the business.

                  (g) Neither Nojata nor, to the knowledge of its shareholders, any other party have breached any material provision of, or defaulted in any material respect of the terms of any contract or agreement to which Nojata is a party which would have a materially adverse effect upon the business or financial condition of Nojata.

                  (h) Nojata will deliver such other lists, descriptions, information, schedules, documents and reports as may reasonably be requested by High-Tech

                  (i) To the best knowledge of its shareholders, there is no default or claim, purported or alleged default, or statement of facts under which lack of notice or the lapse of time, or both, would constitute a default on any obligation to be performed by Nojata under any material lease, contract, plan or other arrangement.

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

                  (j) No suit, action or legal, administrative or arbitration proceeding, which might materially and adversely affect the overall financial condition, business or property of Nojata is pending or, to the knowledge of its shareholders, threatened.

                  (k) Nojata owns or possesses, or reasonably believes it can acquire on reasonable terms, adequate patent rights, inventions, trademarks, service marks, trade names and copyrights necessary to conduct the business now operated by it, and Nojata has not received any notice of infringement of or conflict with asserted rights of others with respect to any patent, patent rights, inventions, trademarks, service marks, trade names or copyrights which, individually or in the aggregate, if subject of an unfavorable decision, ruling or finding, would have a material adverse effect upon the business, operations, properties, assets or condition, financial or otherwise, of Nojata.

                  (l) The representations and warranties of its shareholders and Nojata shall be as of the date of this Agreement and as of the date of the Effective Date. Any such representation made as of such dates shall survive the Closing Date. All representations and warranties of Nojata are based upon knowledge only of its officers and directors and no one else.


                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF HIGH-TECH

         High-Tech represents and warrants as follows:

         Section 3.1.  Status of High-Tech Shares.

         The shares of High-Tech shares to be issued to the Nojata shareholders pursuant to this Agreement and Plan, when so issued, will be duly and validly authorized and issued, fully paid and nonassessable.

         Section 3.2.  No Breach of Contract; Required Consents.

         Neither the execution and delivery of this Agreement nor compliance by High-Tech with the terms of provisions hereof and of the Plan will: (i) conflict with or result in a breach of any of the provision of the Articles of Incorporation or bylaws or other governing instruments of High-Tech, or any judgment, order, decree, or ruling to which High-Tech is a party, or any injunction to which it is subject of any court or government authority, or of any agreement, contract or commitment to which High-Tech is a party and which is material to the financial condition or results of operations or conduct of the business of High-Tech considered as a whole, or (ii) require the affirmative consent or approval of any non-governmental third party.

         Section 3.3.  Authorization of Agreement.

         High-Tech has the corporate power to enter into this Agreement and to perform its obligations hereunder; the execution, delivery and performance of this Agreement by High-Tech have been duly and validly authorized and approved

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

by the Board of Directors of High-Tech; and High-Tech has taken, or will use its best efforts to take prior to the Effective Date, all action required by law, its Articles of Incorporation or bylaws to authorize the execution, delivery and performance of this Agreement and the Plan.

         Section 3.4.  Current Shares Outstanding.

         As of the date of this Agreement, there are currently issued 970,000 shares of fully paid and validly issued common stock.


                                   ARTICLE IV
                CONDUCT AND TRANSACTIONS PRIOR TO EFFECTIVE DATE

         Section 4.1. Access; Operation of Business between the date of this Agreement and the Effective Date.

                  (a) Access. Nojata and High-Tech each agrees to furnish the other with such financial and operating data and other information with respect to the business and properties of it as the other shall from time to time reasonably request in furtherance of consummating the Exchange; provided, however, that any such investigation shall not affect any of the representations and warranties hereunder. In the event of termination of this Agreement, Nojata and High-Tech will each return to the other all documents and other material obtained from the other in connection with the transactions contemplated hereby, and each shall maintain the confidentiality of such materials.

                  (b) Conduct of Business. Nojata and High-Tech shall continue to conduct their business in conformity with established industry practice in a diligent manner and will use their best efforts to preserve intact their present business organizations and preserve their relationships with persons having business dealings with them.

                  (c) No Mergers. Nojata and High-Tech will not merge or consolidate with any other corporation, or acquire any stock or, except in the ordinary course of business, any business, property or assets of any other person, firm, association, corporation or other business organization.

                  (d) No Securities Issuances. Nojata and High-Tech will not issue any shares of any class of their capital stock, or enter into any contract, or grant any option, warrant or right, calling for the issuance of any such shares, and will not create or issue any securities convertible into any such shares or convertible into securities in turn so convertible or enter into any contract, or grant any option, warrant or right, calling for the issuance of any such convertible securities.

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

         Section 4.3.  Stockholder Approval of Nojata.

         Nojata acknowledges and represents that the execution of this Agreement by Kurt A. Moore and Kurt C. Allen as the sole shareholders of Nojata, shall constitute all necessary shareholder approval of the transaction contemplated hereby as is necessary under Nevada law. Kurt A. Moore and Kurt C. Allen further acknowledge and represent that the shares of High-Tech they or their assigns may acquire as a result of the Exchange contemplated herein are being acquired for investment purposes only and not with a view toward their redistribution or re-offering. All stock certificates representing shares of High-Tech issued to the shareholders of Nojata shall be endorsed with the following restricting legend:

                  "The shares represented by this certificate have not been registered under the Securities Act of 1933. The shares have been acquired for investment and may not be offered, sold, or otherwise transferred in the absence of an effective registration statement for the shares under the Securities Act of 1933, or a prior opinion of counsel satisfactory to the issuer, that registration is not required under the Act."

         Section 4.4.  Stockholder Approval of High-Tech

         High-Tech shall obtain approval of the Exchange by consent of a majority of shareholders in interest without a shareholder meeting as provided by Colorado law.


                                    ARTICLE V
                CONDITIONS TO OBLIGATIONS OF HIGH-TECH AND NOJATA

         Section 5.1.  General Conditions.

         The obligations of the parties hereto to effect the Exchange shall be subject to the following conditions:

                  (a) No Governmental Proceedings. No governmental action or proceeding shall have been instituted or be threatened at the Closing Date by or before a court or other governmental body, agency or authority to restrain or prohibit the transactions contemplated by this Agreement.

                  (b) No Litigation. There shall be no litigation pending at the Closing Date challenging the authority of either Nojata or High-Tech or the officers or directors of either to enter into this Agreement or seeking to restrain or prohibit the transactions contemplated hereby, which the Board of Directors of either Nojata or High-Tech shall reasonably believe to present a substantial risk either of restraining or prohibit such transactions or of resulting in the award of material damages or other relief.

                  (c) Statutory Requirements and Approvals. All statutory requirements for the valid consummation by Nojata and High-Tech of the transactions contemplated by this Agreement and the Plan shall have been

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

fulfilled; no approvals of the transactions contemplated by this Agreement shall be required from any federal or state governmental agency or authorities.

         Section 5.2.  Conditions and Obligation of High-Tech

         The obligation of High-Tech to effect the Exchange shall be subject to the following conditions:

                  (a) Representations and Warranties of Nojata to be True. The representations and warranties of Nojata herein contained shall be true in all material respects at the Closing Date with the same effect as though made at such time, except to the extent waived hereunder or affected by the transactions contemplated herein; Nojata shall have performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date; and Nojata shall have delivered to High-Tech a certificate of Nojata in form and substance satisfactory to High-Tech, dated the Closing Date and signed by its President or Vice President to all such effects.

                  (b) Certificate of Kurt A. Moore. High-Tech shall have received a certificate dated the Closing Date and signed by Kurt A. Moore to all such effects and to the effect that the statements contained in the Nojata certificate described above and in any other written documents delivered by or on behalf of Nojata pursuant to the provisions of this Agreement constitute representations and warranties of Nojata under this Agreement to the same extent as if herein set forth in full.

                  (c) Letter from a certified public accountant, dated as of the Closing Date, that after reading the unaudited financial statements of November 30, 2000 and for the period from November 30, 2000 to the date not more than five business days prior to the delivery of such letter; and making inquiries of certain officials of Nojata who have responsibility for financial and accounting matters regarding the specific items for which representations are requested below; nothing has come to his attention as a result of the foregoing procedures that cause him to believe that at the date of the latest available interim financial statements there was any change in the capital stock or long-term debt of Nojata or any decreases in net current assets or net assets.

         Section 5.3.  Conditions and Obligation of Nojata.

         The obligations of Nojata to effect the Exchange shall be subject to the following conditions:

                  (a) Representations and Warranties of High-Tech to be True. The representations and warranties of High-Tech herein contained shall be true in all material respects at the Closing Date with the same effect as though made at such time, except to the extent waived hereunder or affected by the transactions contemplated herein; High-Tech shall have performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it prior to the Closing Date; and High-Tech shall

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

have delivered to Nojata a certificate of High-Tech in form and substance satisfactory to Nojata, dated the Closing Date and signed by its President and its principal financial officer, to all such effects.


                                   ARTICLE VI
                                 INDEMNIFICATION

         Section 6.1.  Continuation of Representations and Warranties.

         High-Tech and Nojata agree that the representations, warranties and covenants of High-Tech and Nojata contained herein or in any instrument or certificate delivered hereunder shall survive the Effective Date of the Exchange, regardless of any investigation or inquiry by or on behalf of High-Tech and Nojata.

         Section 6.2.  Indemnification by Nojata.

         Nojata agrees to indemnify and hold harmless High-Tech and each person, if any, who controls High-Tech within the meaning of Section 15 of the 1933 Act against any and all losses, liabilities, claims, damages and expenses (including interest, expenses of litigation and attorney's fees) arising out of or as a result of any inaccuracy or breach of any of the representations, warranties and covenants of Nojata contained in this Agreement and contained in any instrument, schedule or certificate delivered to High-Tech pursuant to this Agreement, or the defense or settlement of any claim asserted against High-Tech challenging any such representation, warranty and covenant, or the failure or default of Nojata to perform or observe any covenant or condition under this Agreement.

         Section 6.3.  Indemnification by High-Tech

         High-Tech agrees to indemnify and hold harmless Nojata and each person, if any who controls Nojata against any and all losses, liabilities, claims, damages and expenses (including interest, expenses of litigation and attorney's fees) arising out of or as a result of any inaccuracy or breach of any of the representations, warranties and covenants of High-Tech contained in this Agreement and contained in any instrument or certificate, delivered to Nojata pursuant to this Agreement, or the defense or settlement of any claim asserted against Nojata challenging any such representation, warranty and covenant, or the failure or default of High-Tech to perform or observe any covenant or condition under this Agreement.

         Section 6.4.  Notice.

         Each indemnified party shall give prompt notice to each indemnifying party of any action commenced against it in respect of which indemnity may be sough hereunder, but failure to so notify an indemnifying party shall not relieve it from any liability which it may have otherwise than on account of this Agreement. An indemnifying party may participate at its own expense in the defense of such action. In no event shall the indemnifying parties be liable for the fees and expenses of more than one counsel for all indemnified parties in

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

connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstance.


                                   ARTICLE VII
                      MODIFICATION, WAIVERS AND ABANDONMENT

         Section 7.1.  Modification.

         Nojata and High-Tech may, by mutual consent of the respective Board of Directors, amend, modify or supplement this Agreement in such manner as may be mutually agreed upon in a writing executed by Nojata and High-Tech at any time before or after action thereon by the stockholders of Nojata and High-Tech; provided, however, that no such amendment, modification or supplement shall affect the rights of the stockholders of Nojata or High-Tech in a manner which is materially adverse to such stockholders in the judgment of the Board of Directors of Nojata and High-Tech, respectively.

         Section 7.2  Waivers.

         Each of Nojata and High-Tech may, pursuant to action by its respective Board of Directors, by an instrument in writing, extend the time for or waive the performance of any of the obligations of the other or waive compliance by the other with any of the covenants or conditions contained herein; provided, however, that no such waiver or extension shall affect the rights of the stockholders of High-Tech or Nojata in a manner which would be materially adverse to such stockholders.

         Section 7.3.  Abandonment.

         The Exchange may be abandoned before the Closing Date of the Exchange without liability on the part of any party hereto exercising such right of abandonment or restriction on the future activities of either party hereto:

                  (a) Mutual Consent. By the mutual consent of the Boards of Directors of High-Tech and Nojata evidenced by a writing executed by High-Tech and Nojata or;

                  (b) Lapse of Time. By the Board of Directors of High-Tech or Nojata if the Effective Date has not occurred on or prior to December 31, 2000; provided, however, that such date shall be extended for up to twenty-five (25) days in the event an order restraining or prohibiting the Exchange has been issued by any public authority or court.

         The power of abandonment provided for by this Section 7.3 may be exercised by High-Tech or Nojata only by their respective Boards of Directors and will be effective only after written notice thereof, signed on behalf of the party for which it is given by its Chairman of the Board or President, shall be have been given to the other. If the Exchange shall be abandoned, no articles of

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exchange or certificates relating to the Exchange shall be filed by the officers of any such party in the States of Colorado and Nevada. Abandonment shall not effect any rights theretofore accruing hereunder.


                                  ARTICLE VIII
                               ADDITIONAL MATTERS

         Section 8.1.  Management.

         The parties agree that the respective corporations to the Exchange shall continue to have the same management after the contemplated Exchange that they had prior to the Exchange.

         Section 8.2.  Closing.

         The Closing of the Exchange contemplated by this Agreement shall take place at such time and place as may be convenient to all the parties but in no event later than December 31, 2000. At the closing Nojata and High-Tech shall deliver and exchange the certificates specified in Sections 5.2(a) and 5.3(a) of this Agreement.

         Section 8.3.  Notices.

         All notices, requests, demands and other communications which are required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered personally or when mailed by registered or certified mail, postage pre-paid, as follows:

                  If to High-Tech to:
                           c/o Gary J. McAdam
                           14 Red Tail Drive
                           Highlands Ranch, CO 80126

                  If to Nojata to:
                           c/o Kurt A. Moore
                           6090 South 2900 East
                           Ogden, UT 84403


         Section 8.4.  Governing Law.

         This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

         Section 8.5  Entire Agreement.

         This Agreement supersedes any and all oral or written agreements heretofore made relating to the subject matter hereof and constitutes the entire agreement of the parties' relation to the subject matter hereof.

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

         Section 8.6.  No Implied Rights or Remedies.

         Except as otherwise expressly provided herein, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person, firm or corporation, other than High-Tech and Nojata and their stockholders, any rights or remedies under or by reason of this Agreement.

         Section 8.7.  Headings.

         The headings in this Agreement are inserted for convenience of reference only and shall not be part of, or control or affect the meaning of this Agreement.

         Section 8.8.  Counterparts.

         This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf and attested by its officers there unto duly authorized, all as of the day and year first above written.


High-Tech Industries, Inc.,                     Nojata, Inc.
a Colorado corporation                          a Nevada corporation

By:  /s/ Gary J. McAdam                         By:  /s/ Kurt A. Moore
     ----------------------------                   ---------------------------
     Gary J. McAdam, President                       Kurt A. Moore, President


SHAREHOLDERS OF                                 SHAREHOLDERS OF
HIGH-TECH INDUSTRIES, INC.                      NOJATA, INC.
USA Ventures

By:  /s/ Thomas H. McAdam                       /s/ Kurt A. Moore
     --------------------------                 ------------------------------
     Thomas H. McAdam                            Kurt A. Moore


GM/CM Family Partners, Ltd.                     /s/ Kurt C. Allen
                                                ------------------------------
                                                 Kurt C. Allen

By:  /s/ Gary J. McAdam                         Being all of the Shareholders of
     ---------------------------                Nojata, Inc.
     Gary J. McAdam


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The David & Laura Owen Trust U/A/D 6/4/97

By:   /s/ David C. Owen
     -----------------------------------
      David C. Owen, Trustee


Owen Enterprises, LLC

By:    /s/ David C. Owen
     ------------------------------------
      David C. Owen, Member

Being all of the Shareholders of High-Tech Industries, Inc.



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